Chaparral Energy Announces Fourth Quarter and Full Year 2017 Financial and Operational Results

Oklahoma City, March 29, 2018 — Chaparral Energy, Inc. (OTCQB: CHPE) today announced its fourth quarter and full year 2017 financial and operational results with the filing of its annual report on form 10-K. The company will hold its financial and operating results call this morning, March 29, at 9 a.m. Central. Highlights include:

•	Transformed into a pure-play STACK operator, with the sale of the company’s enhanced oil recovery (EOR) assets and other non-core properties
•	Reported total commodity revenues for the year, before the effects of hedging activities, of $293 million, up 16 percent compared to $252.2 million in 2016
•	Achieved full year 2017 production of 8,399 MBoe and adjusted EBITDA, as defined below, of $158 million
•	Recorded a net income of $923.1 million primarily driven by its emergence from Chapter 11 and certain associated debt forgiveness, and fresh start accounting requirements
•	Generated $191.6 million in proceeds through asset divestitures
o	Used proceeds primarily for repayment of debt and capital leases, including $149.2 million for the full repayment of its exit term loan in the fourth quarter
•	Grew STACK full-year production by 27 percent from 2,723 MBoe in 2016 to 3,464 MBoe in 2017
•	Increased STACK proved reserves by 18.2 MMBoe or approximately 58 percent compared to year-end 2016
•	Replaced 604 percent of 2017 STACK production at an all-in STACK finding and development cost, as defined below, of $7.26 per Boe
•	Entered into a new credit facility with an initial borrowing base of $285 million, an increase of $60 million from its previous borrowing base
•	Commenced a $100 million joint development agreement, which it expects will accelerate the company’s STACK development by 30 incremental gross wells by year-end 2018

•	Announced an accretive bolt-on acquisition, which added 7,000 net acres in the core of the STACK Play in Kingfisher County, Oklahoma

“This past year was a transformative one for Chaparral,” said Chief Executive Officer Earl Reynolds. “In addition to our strong operational performance, we achieved a number of strategic objectives, which allowed us to essentially achieve our goal of transitioning to a pure-play STACK oil and gas company. Thanks to that achievement, we are now able to fully focus our capital and expertise on developing our outstanding STACK position, which provides highly economic investment opportunities for the company.”

“As a result of this strategic shift, Chaparral was able to grow our STACK production by 27 percent on a year-over-year basis and 39 percent when comparing the fourth quarter of 2017 with the fourth quarter of 2016. With our increasing activity in the play, we expect this significant STACK growth to continue in 2018.”

Operations Summary
During 2017, Chaparral focused its operational efforts almost exclusively in central Oklahoma’s STACK Play, where it currently owns approximately 117,000 net acres. The company drilled and participated in 128 gross (28 net) horizontal wells in the STACK in 2017, of which 28 gross (18 net) were operated.

Chaparral produced 23 MBoe/d in 2017, of which 54 percent was oil, 17 percent was natural gas liquids (NGLs) and 29 percent natural gas. STACK production grew by 28 percent from 7.4 MBoe/d in 2016 to 9.5 MBoe/d in 2017. The company’s total 2017 production was down slightly compared to 2016, primarily due to the sale of the company’s EOR assets and natural decline associated with legacy non-core properties.

In 2017, the company continued to see promising results from its Meramec and Osage STACK acreage position with average initial production rates above the company’s type curves. The table below summarizes Chaparral’s 2017 STACK Meramec and Osage well performance.

Reservoir Target	Operator	Gross well count	Average WI percent (1)	Lateral length	IP-30 gross (Boe/d) (2)	Percent liquid	IP-30 type curve (Boe/d) (2)
Meramec and Osage	CHPE	22	70%	4,574	718	79%	668
Meramec and Osage	Non-op	6	26%	4,571	727	77%	668
Average Meramec and Osage		28	61%	4,573	720	78%	668

                (1)Table includes non-operated wells with a greater than 20 percent working interest.

(2)IP-30s represent the peak consecutive three-phase, 30-day production rate.

Proved Reserves
Chaparral’s year-end 2017 proved reserves, which were prepared by third-party reserve consultant Cawley, Gillespie and Associates, were 76.3 MMBoe, of which 67 percent were classified as proved developed reserves, 39 percent oil and 24 percent NGLs. Pro forma for the company’s 2017 divestitures, proved reserves increased 36 percent. The following table illustrates the change in Chaparral’s estimated net proved reserves from December 31, 2016 to December 31, 2017.

Total Proved Developed and Undeveloped Reserves

	Oil (MBbls)	Natural Gas (MMcf)	NGLs (MBbls)	Total (MBoe)
As of December 31, 2016	96,621	135,449	12,105	131,301
Revisions (1)	3,515	11,135	2,216	7,586
Extensions and discoveries (2)	8,957	39,843	5,442	21,040
Divestitures	(74,918)	(1,663)	(46)	(75,241)
Production	(4,571)	(14,598)	(1,395)	(8,399)
As of December 31, 2017	29,604	170,166	18,322	76,287

(1)STACK only revisions, excluding the impact of price, were 597 MBoe.

(2)STACK only extensions and discoveries were 20,927 MBoe.

Proved reserves for Chaparral’s STACK assets increased by 58 percent on a year-over-year basis from 31.2 to 49.4 MMBoe. In the STACK, Chaparral replaced 604 percent of estimated 2017 STACK production.

Chaparral achieved a reserve replacement rate of 251 percent of 2017 production. Based on the company’s proved reserves and excluding the production from its divested EOR assets, Chaparral achieved a reserve replacement ratio of 317 percent of 2017 production and had an estimated reserve life of approximately 11.5 years as of year-end 2017.

The net present value of the company’s year-end SEC proved reserves, discounted at 10 percent, was approximately $498 million.

Financial Summary
Chaparral’s financial statements for 2017 were significantly impacted by certain company-related transformative events and trends in the industry. On March 10, 2017, the Bankruptcy Court confirmed Chaparral’s reorganization plan, which became effective on March 21, 2017, when it emerged from Chapter 11. The company’s financial information within this release reflects the combined financial and operational results from before the company’s emergence from Chapter 11, which is referred to as the predecessor period, and results from after its emergence, which is referred to as the successor period.

Figures for each classification are broken out within the company’s corresponding 10-K, which was filed this morning.

Commodity revenues for the year, before the effects of hedging activities, were $293 million, which represents an almost 16 percent increase compared to $252.2 million in 2016. This growth is due primarily to an increase in average commodity pricing.

Chaparral’s 2017 total lease operating expense (LOE), including its E&P and EOR operations, was $10.96 per Boe. The company’s LOE in the STACK was $4.31 per Boe, an increase from the previous year’s total of $3.82 per barrel. Adjusted for certain restructuring provisions, total LOE per Boe was $10.74. This year-over-year increase was largely due to inflation in field service costs, especially in respect to water hauling costs, which have increased due to higher oil prices.

Net general and administrative (G&A) expenses were $5.53 per Boe for 2017. This is up from $2.35 per Boe in 2016 due primarily to fluctuations in stock-based compensation and certain restructuring provisions, which required Chaparral to recognize its 2016 bonus in 2017. Adjusted for these items, its 2017 net G&A expense per Boe was $3.87.

Overall, the company had a full year 2017 net income of $923.1 million, which included a net loss of $119 million and net income of $1.04 billion during the successor and predecessor periods of 2017. Its 2017 adjusted EBITDA was $158 million, which marks a 31 percent decrease compared to $228 million in 2016. The primary driver of the year-over-year decrease in adjusted EBITDA was a decrease in hedge settlements combined with higher operating expenses, partially offset by higher revenues. During the year, the company realized $17 million in hedge settlement gains in its adjusted EBITDA as compared to $141 million in 2016.

Capital Investment, Balance Sheet and Liquidity

Chaparral’s total capital expenditures (CAPEX) for 2017 were $212.5 million. This represents a 42 percent increase compared to the $149.4 million spent in 2016. This increase in 2017 was primarily driven by increased drilling and completion (D&C) activity.

Also of note, the company entered into a new credit agreement in December 2017. The new agreement is comprised of a $400 million reserve-based revolving facility with an initial borrowing base of $285 million, which represents an increase of $60 million compared to its previous borrowing base.

Chaparral’s new reserve-based revolving facility has a scheduled maturity date of December 21, 2022. As of December 31, 2017, the company had $127.1 million drawn on this facility.

As of year-end 2017, Chaparral’s total liquidity was $184.8 million comprised of $27.7 million in cash and cash equivalents and $157.1 million available under its reserve-based revolving facility.

2018 Capital Budget and Guidance

The company’s 2018 capital budget is expected to be between $250 and $275 million, of which $135 to $155 million is dedicated to D&C activities and $55 million is associated with its previously announced 7,000-acre Kingfisher County STACK acquisition. Chaparral will allocate its entire D&C budget to its STACK operations, of which $100 to $110 million will be focused on operated activity, including facility infrastructure, with the balance dedicated to non-operated activity. The company anticipates 2018 proceeds from planned non-core assets in the Oklahoma/Texas Panhandle and non-core STACK acreage divestitures to be between $50 and $60 million.

Production and Operational Outlook

	4Q17 (1)	1Q18E (2)	2018E (3)
Total Company average daily production (MBoe/d)	18.0	18.5 - 19.5	17.0 - 18.0
STACK average daily production (MBoe/d)	10.4	11.5 - 12.5	11.5 - 12.5
(1)	4Q17 is pro forma production and excludes production from properties sold in 4Q17.
(2)	1Q18 STACK production guidance reflects modest growth due to the recent focus of Chaparral’s operated rigs on drilling joint venture wells.
(3)	2018E production reflects planned non-core asset sales of approximately 800 Boe/d on average for 2018 and also includes Chaparral’s 15 percent interest in drilling joint venture wells.

Financial Guidance (in millions unless otherwise noted)

2018E
STACK D&C capital (1)	$135 - $155
Acquisition capital (2)	$85 - $90
Other capital (3)	$30
Total capital expenditures	$250 - $275
LOE ($/Boe)	$7.60 - $8.20
Cash G&A expense ($/Boe)	$4.50 - $5.00
Anticipated proceeds from asset sales	$50 - $60
(1)	Includes approximately $40 million of non-operated STACK D&C capital and approximately $5 million of saltwater disposal capital
(2)	Incudes approximately $55 million for the 7,000 contiguous acre Kingfisher County acquisition announced in 4Q2017, as well as seismic, poolings and other lease acquisitions/renewals
(3)	Includes workovers, capitalized interest, capitalized G&A and property, and plant and equipment

Chaparral plans to operate three drilling rigs in the STACK, with generally one rig dedicated to its joint venture. In total, the company plans to drill 61 gross wells during the year, which includes 35 gross operated wells (23 net wells) and 26 joint venture wells (2.2 net wells).

Chaparral’s operated drilling program will be focused in Garfield (15 gross wells or 11.3 net wells) and Canadian (12 gross wells or 6.8 net wells) counties. It also plans to drill wells in Kingfisher County (eight gross wells or 5.2 net wells), of which at least five are planned to be drilled on Chaparral’s recently acquired STACK acreage.

The company’s 30-well drilling joint venture program, funded by Bayou City Energy, provides a means to accelerate the development of its Garfield and Canadian County acreage. Joint venture drilling began in late 2017, with four gross wells (0.4 net wells) drilled in Canadian County. The company expects to complete the current 30-well program in 2018, with D&C activity focused in the Meramec and Woodford formations in Canadian (13 gross wells or 0.9 net wells) and the Meramec and Osage in Garfield (13 gross wells or 1.3 net wells). In 2018, it anticipates combined production for both partners from its joint venture to be approximately 1.9 to 2.1 MBoe/d.

Chaparral expects to grow STACK production to between 11.5 and 12.5 MBoe/d in 2018, which represents a 21 to 32 percent year-over-year increase. Overall, total company production is expected to be between 17 and 18 MBoe/d. The year-over-year decrease in total company production is primarily due to the sale of EOR assets in late 2017, which accounted for approximately 5.7 MBoe/d, and additional non-core asset sales in 2018, as well as natural decline associated with its remaining non-STACK, legacy assets.

The company’s LOE per Boe for 2018 is expected to be between $7.60 and $8.20, down approximately 28 percent compared to 2017 results. Total G&A per Boe expense is anticipated to be between $4.50 and $5.00.

“We continue to build on the tremendous momentum we gained as a company throughout 2017,” said Reynolds. “With a focus on execution and maintaining one of the lowest cost structures in the industry, our goal is to grow quickly and efficiently in the years to come as we establish ourselves as a premiere pure-play STACK operator.”

Earnings Call Information
Chaparral will hold its financial and operating results call this morning, Thursday, March 29 at 9 a.m. Central. Interested parties may access the call toll-free at 800-289-0438 and ask for the Chaparral Energy conference call 10 minutes prior to the start time. The conference ID number is 8365735. A live webcast of the call and corresponding presentation will be available on the company’s website at chaparralenergy.com/investors.

The company’s annual 2017 report on form 10-K is available on the Investor section of Chaparral’s website at chaparralenergy.com/investors and the Securities and Exchange Commission at sec.gov. A recording of this morning’s call will also be available shortly after the call’s conclusion at chaparralenergy.com/investors.

All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Chaparral expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements made in this release contain “forward-looking statements.” These statements are based on certain assumptions and expectations made by Chaparral, which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments, potential for reserves and drilling, completion of current and future acquisitions and growth, benefits of acquisitions, future competitive position and other factors believed to be appropriate. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices, the uncertain economic conditions in the United States and globally, the decline in the reserve values of our properties that may result in ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, the impact of natural disasters on our present and future operations, the impact of government regulation and the operating hazards attendant to the oil and natural gas business. Initial production (IP) rates are discreet data points in each well’s productive history. These rates are sometimes actual rates and sometimes extrapolated or normalized rates. As such, the rates for a particular well may decline over time and change as additional data becomes available. Peak production rates are not necessarily indicative or predictive of future production rates or economic rates of return from such wells and should not be relied upon for such purpose. The ability of the company or the relevant operator to maintain expected levels of production from a well is subject to numerous risks and uncertainties, including those referenced and discussed above. In addition, methodology the company and other industry participants utilize to calculate peak IP rates may not be consistent and, as a result, the values reported may not be directly and meaningfully comparable. Please read “Risk Factors” in our annual reports, form 10-K or other public filings. We undertake no duty to update or revise these forward-looking statements, whether as a result of new information or future events.

About Chaparral
Chaparral is an independent oil and natural gas exploration and production company headquartered in Oklahoma City.

Founded in 1988, Chaparral is a pure-play operator focused in Oklahoma’s highly economic STACK Play, where it has approximately 117,000 net acres and more than 3,700 potential drilling locations primarily in Kingfisher, Canadian and Garfield counties. The company has potential total reserves of more than 1 billion barrels of oil equivalent and approximately 315,000 net surface acres in the Mid-Continent region. For more information, please visit chaparralenergy.com.

Media Contact
Brandi Wessel

Communications Manager

405-426-6657

brandi.wessel@chaparralenergy.com

Investor Contact
Joe Evans

Chief Financial Officer

405-426-4590

joe.evans@chaparralenergy.com

Operating Results Data

	Successor	Predecessor
	Period from	Period from
	March 22, 2017	January 1, 2017
	through	through	Year ended December 31,
(in thousands, except share and per share data)	December 31, 2017	March 21, 2017	2016	2015
Revenues:
Commodity sales	$226,493	$66,531	$252,152	$324,315
Sublease revenue	586	—	—	—
Total revenues	227,079	66,531	252,152	324,315
Costs and expenses:
Lease operating	72,132	19,941	90,533	110,659
Transportation and processing	9,503	2,034	8,845	8,541
Production taxes	11,750	2,417	9,610	9,953
Depreciation, depletion and amortization	92,599	24,915	122,928	216,574
Loss on impairment of oil and gas assets	42,146	—	281,079	1,491,129
Loss on impairment of other assets	179	—	1,393	16,207
General and administrative	39,617	6,843	20,953	39,089
Liability management	—	—	9,396	—
Cost reduction initiatives	691	629	2,879	10,028
Restructuring	3,531	—	—	—
Sublease expense	197	—	—	—
Total costs and expenses	272,345	56,779	547,616	1,902,180
Operating (loss) income	(45,266)	9,752	(295,464)	(1,577,865)
Non-operating (expense) income:
Interest expense	(14,147)	(5,862)	(64,242)	(112,400)
(Loss) gain on extinguishment of debt	(635)	—	—	31,590
Non-hedge derivative (losses) gains	(30,802)	48,006	(22,837)	145,288
Write-off of Senior Note issuance costs, discount and premium	—	—	(16,970)	—
(Loss) gain on sale of assets	(25,996)	206	(117)	1,584
Other income (expense), net	686	1,167	528	740
Net non-operating (expense) income	(70,894)	43,517	(103,638)	66,802
Reorganization items, net	(3,091)	988,727	(16,720)	—
(Loss) income before income taxes	(119,251)	1,041,996	(415,822)	(1,511,063)
Income tax (benefit) expense	(349)	37	(102)	(177,219)
Net (loss) income	$(118,902)	$1,041,959	$(415,720)	$(1,333,844)
Earnings per share:
Basic for Class A and Class B	$(2.64)	*	*	*
Diluted for Class A and Class B	$(2.64)	*	*	*
Weighted average shares used to compute earnings per share:
Basic for Class A and Class B	44,984,046	*	*	*
Diluted for Class A and Class B	44,984,046	*	*	*

Consolidated Balance Sheets

	Successor	Predecessor
	December 31,	December 31,
(dollars in thousands)	2017	2016
Assets
Current assets:
Cash and cash equivalents	$27,732	$186,480
Accounts receivable, net	60,363	46,226
Inventories, net	5,138	7,351
Prepaid expenses	2,661	3,886
Total current assets	95,894	243,943
Property and equipment, net	50,641	41,347
Oil and natural gas properties, using the full cost method:
Proved	634,294	4,323,964
Unevaluated (excluded from the amortization base)	482,239	20,353
Accumulated depreciation, depletion, amortization and impairment	(124,180)	(3,789,133)
Total oil and natural gas properties	992,353	555,184
Other assets	418	5,513
Total assets	$1,139,306	$845,987

Consolidated Balance Sheets – Continued

	Successor	Predecessor
	December 31,	December 31,
(dollars in thousands)	2017	2016
Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$75,414	$42,442
Accrued payroll and benefits payable	11,276	3,459
Accrued interest payable	187	732
Revenue distribution payable	17,966	9,426
Long-term debt and capital leases, classified as current	3,273	469,112
Derivative instruments	8,959	7,525
Total current liabilities	117,075	532,696
Long-term debt and capital leases, less current maturities	141,386	—
Derivative instruments	4,167	5,844
Deferred compensation	696	—
Asset retirement obligations	33,216	65,456
Liabilities subject to compromise	—	1,284,144
Commitments and contingencies
Stockholders’ equity (deficit):
Predecessor preferred stock	—	—
Predecessor Class A Common stock	—	4
Predecessor Class B Common stock	—	3
Predecessor Class C Common stock	—	2
Predecessor Class E Common stock	—	5
Predecessor Class F Common stock	—	—
Predecessor Class G Common stock	—	—
Predecessor additional paid in capital	—	425,231
Successor preferred stock	—	—
Successor Class A Common stock	389	—
Successor Class B Common stock	79	—
Successor additional paid in capital	961,200	—
Accumulated deficit	(118,902)	(1,467,398)
Total stockholders' equity (deficit)	842,766	(1,042,153)
Total liabilities and stockholders' equity (deficit)	$1,139,306	$845,987

Consolidated Statements of Cash Flows

	Successor	Predecessor
	Period from	Period from
	March 22, 2017	January 1, 2017
	through	through	Year ended December 31,
(in thousands)	December 31, 2017	March 21, 2017	2016	2015
Cash flows from operating activities
Net (loss) income	$(118,902)	$1,041,959	$(415,720)	$(1,333,844)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash reorganization items	—	(1,012,090)	—	—
Depreciation, depletion and amortization	92,599	24,915	122,928	216,574
Loss on impairment of assets	42,325	—	282,472	1,507,336
Write-off of Senior Note issuance costs, discount and premium	—	—	16,970	—
Deferred income taxes	—	—	—	(177,487)
Derivative losses (gains)	30,802	(48,006)	22,837	(145,288)
Loss (gain) on sale of assets	25,996	(206)	117	(1,584)
Loss (gain) on extinguishment of debt	635	—	—	(31,590)
Other	1,573	645	3,611	6,057
Change in assets and liabilities:
Accounts receivable	(12,092)	198	(9,243)	15,720
Inventories	(489)	466	3,576	(1,968)
Prepaid expenses and other assets	3,245	(497)	(1,620)	481
Accounts payable and accrued liabilities	2,622	8,733	25,987	(17,200)
Revenue distribution payable	6,941	(1,875)	509	(12,075)
Deferred compensation	9,714	143	(5,257)	(5,524)
Net cash provided by operating activities	84,969	14,385	47,167	19,608
Cash flows from investing activities
Expenditures for property, plant, and equipment and oil and natural gas properties	(157,718)	(31,179)	(146,296)	(313,481)
Proceeds from asset dispositions	189,735	1,884	1,349	42,618
Proceeds from derivative instruments	15,676	1,285	90,590	233,605
Cash in escrow	42	—	48	—
Net cash provided by (used in) investing activities	47,735	(28,010)	(54,309)	(37,258)
Cash flows from financing activities
Proceeds from long-term debt	33,000	270,000	181,000	120,000
Repayment of long-term debt	(176,407)	(444,785)	(1,952)	(102,978)
Repurchase of Senior Notes	—	—	—	(9,995)
Proceeds from rights offering, net	—	50,031	—	—
Principal payments under capital lease obligations	(2,017)	(568)	(2,491)	(2,400)
Payment of other financing fees	(4,671)	(2,410)	—	(1,404)
Net cash (used in) provided by financing activities	(150,095)	(127,732)	176,557	3,223
Net (decrease) increase in cash and cash equivalents	(17,391)	(141,357)	169,415	(14,427)
Cash and cash equivalents at beginning of period	45,123	186,480	17,065	31,492
Cash and cash equivalents at end of period	$27,732	$45,123	$186,480	$17,065

Non-GAAP Financial Measures and Reconciliations
This press release contains non-GAAP financial measures, such as "Adjusted EBITDA,"  "PV-10 value," "Finding and development costs per Boe" and "Reserve Replacement." These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in its financial statements prepared in accordance with GAAP, including the notes, in its SEC filings and posted on its website.

STACK F&D and Reserve Replacement	2017 Metrics	Calculation
STACK production (MBoe)	3,464	(A)
Proved reserves (MBoe)
STACK extensions and discoveries	20,927	(B)
STACK revisions (excluding price revisions)	597	(C)
Capital costs incurred (in thousands)
STACK only (includes D&C, acquisitions and enhancements)	$166,758	(D)
STACK only (excludes capitalized interest and capitalized G&A)	$156,183	(E)
STACK reserve replacement	604%	(B) / (A)
All-in STACK F&D	$7.26	(E) / (B+C)

Adjusted EBITDA Reconciliation, Non-GAAP

	Successor	Predecessor
	Period from	Period from
	March 22, 2017	January 1, 2017
	through	through	Year ended December 31,
(in thousands)	December 31, 2017	March 21, 2017	2016	2015
Net (loss) income	$(118,902)	$1,041,959	$(415,720)	$(1,333,844)
Interest expense	14,147	5,862	64,242	112,400
Income tax (benefit) expense	(349)	37	(102)	(177,219)
Depreciation, depletion, and amortization	92,599	24,915	122,928	216,574
Non-cash change in fair value of non-hedge derivative instruments	46,478	(46,721)	176,607	88,317
Gain on settlement of liabilities subject to compromise	—	(372,093)	—	—
Fresh start accounting adjustments	—	(641,684)	—	—
Upfront premiums paid on settled derivative contracts	—	—	(20,608)	—
Proceeds from monetization of derivatives with a scheduled maturity date more than 12 months from the monetization date excluded from EBITDA	—	—	(12,810)	—
Interest income	(21)	(133)	(188)	(192)
Stock-based compensation expense	9,833	155	(5,238)	(1,477)
Loss (gain) on sale of assets	25,996	(206)	117	(1,584)
Loss (gain) on extinguishment of debt	635	—	—	(31,590)
Write-off of debt issuance costs, discount and premium	—	1,687	16,970	—
Loss on impairment of assets	42,325	—	282,472	1,507,336
Restructuring, reorganization and other	7,313	24,297	19,599	10,028
Adjusted EBITDA	$120,054	$38,075	$228,269	$388,749

PV-10 Value Reconciliation, Non-GAAP

	As of December 31,
(in thousands)	2017	2016	2015
Standardized measure of discounted future net cash flows	$497,873	$528,781	$684,689
Present value of future income tax discounted at 10%	—	—	46,737
PV-10 value	$497,873	$528,781	$731,426